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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CA, Inc.:

        We consent to incorporation by reference in this registration statement on Amendment No. 4 to Form S-4 of CA, Inc. and subsidiaries of our report dated July 31, 2006, with respect to the consolidated balance sheets of CA, Inc. and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule, and our report dated July 31, 2006, with respect to management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2006, and the effectiveness of internal control over financial reporting as of March 31, 2006, which reports appear in the March 31, 2006, annual report on Form 10-K of CA, Inc., incorporated herein by reference and to the reference to our firm under the headings "Summary—Disclosure Controls and Procedures and Internal Control Over Financial Reporting" and "Experts" in the prospectus.

        Our report dated July 31, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, expresses our opinion that CA, Inc. did not maintain effective internal control over financial reporting as of March 31, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: (i) the Company did not maintain an effective control environment due to a lack of effective communication policies and procedures; (ii) the Company's policies and procedures relating to controls over the accounting for sales commissions were not effective; (iii) the Company's policies and procedures relating to the identification, analysis and documentation of non-routine tax matters were not effective; (iv) the Company's policies and procedures relating to the accounting for and disclosure of stock-based compensation relating to stock options were not effective; and (v) the Company's policies and procedures were not effectively designed to identify, quantify and record the impact on subscription revenue when license agreements have been cancelled and renewed more than once prior to the expiration date of each successive license agreement.

        Additionally, our report dated July 31, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, contains an explanatory paragraph that states that in conducting the Company's evaluation of the effectiveness of its internal control over financial reporting, management has excluded the acquisition of Wily Technology, Inc., which was completed by the Company during the fourth quarter of fiscal year 2006. Our audit of internal control over financial reporting of CA, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of Wily Technology, Inc.

        Our report dated July 31, 2006, on the consolidated financial statements and the related financial statement schedule contains an explanatory paragraph which states that the consolidated financial statements as of March 31, 2005 and for each of the years in the two-year period ended March 31, 2005 have been restated.

/s/ KPMG LLP

New York, New York
October 5, 2006

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm